Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Spinnaker Exploration Company:

We consent to the incorporation by reference in the registration statement on Form S-8 of our reports dated March 11, 2005, with respect to the consolidated balance sheets of Spinnaker Exploration Company and subsidiaries as of December 31, 2004 and 2003, and the related consolidated statements of operations, equity and cash flows for each of the years in the three-year period ended December 31, 2004, management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2004 and the effectiveness of internal control over financial reporting as of December 31, 2004, which reports appear in the December 31, 2004 annual report on Form 10-K of Spinnaker Exploration Company. Our report on the consolidated financial statements refers to a change in the method of accounting for asset retirement obligations, effective January 1, 2003.

/s/ KPMG LLP

Houston, Texas

July 20, 2005